Exhibit 99.1

 SPEEDCOM Converts $672,000 of Principal and Accrued Interest Into Common Stock

    SARASOTA, Fla.--(BUSINESS WIRE)--Oct. 27, 2003--SPEEDCOM Wireless Corporation (OTCBB:SPWC), a leading fixed wireless broadband solutions provider, today announced that an institutional holder of promissory notes with principal and accrued interest totaling $672,000 due December 2003 agreed to convert at $.12 per share, with no warrants or other derivative securities issued, into approximately 5,601,000 shares of restricted SPEEDCOM common stock.
    SPEEDCOM will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-K, which will be available on the SEC's website at http://www.sec.gov.

    About SPEEDCOM

    SPEEDCOM Wireless Corporation is a multinational, fixed broadband wireless solutions company based in Sarasota, Florida. The company maintains additional offices in Sao Paulo, Singapore, and Shanghai. SPEEDCOM's Wave Wireless division (http://www.wavewireless.com) is an innovator and manufacturer of a variety of broadband wireless products, including SPEEDLAN 9000 wireless Ethernet routers with 128-bit AES encryption, mesh and star functionality. Enterprises including governments, private organizations, broadband Internet service providers, and telecommunication operators in more than 80 countries use SPEEDCOM's solutions to provide "backbone" and/or "last-mile" wireless connectivity at speeds from 11 Mbps up to 155 Mbps over distances of 25 miles or more. More information is available at http://www.speedcomwireless.com.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons, including but not limited to, failure of customers to purchase Wave products, as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at http://www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimate or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

    SPEEDCOM is a registered trademark of SPEEDCOM Wireless
Corporation.


    CONTACT: SPEEDCOM, Sarasota
             Media Contact:
             Lisa Mirman, 941-907-2326
             lmirman@speedcomwireless.com
             or
             Investor Contact:
             Gil Sharell, 941-907-2361
             gsharell@speedcomwireless.com